Variable Universal Life Compensation Schedule


Single Premium Contract

Career Agent Compensation:

First Year Commission:             4% of premium
Retention Bonus:                   .12% asset based trail in years 2+

General Agent Overrides:

First year:                        25% of Net Earned Commission
Subsequent years:                  20% of writing  agent's  trail  beginning in
                                   year 2